Exhibit 99.5

FOR IMMEDIATE RELEASE	For More Information, Contact:
JANUARY 4, 2012	Jim Drewitz, Investor Relations 830-669-2466

ART’S WAY MANUFACTURING ANNOUNCES $7 MILLION CONTRACT
FOR A MODULAR BUILDING COMPLEX.

Art’s Way Scientific, Inc., Has Designed and Will Manufacture 24 Modular Units.

ARMSTRONG, Iowa, January 4, 2012 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), announces its wholly owned subsidiary, Art’s Way Scientific, Inc., www.buildingsforscience.com has designed, and is under contract to manufacture 24 modular units. The modular units are expected to be constructed and installed over the course of approximately one year and will make one 21,350 square foot research facility.  The research facility is being built for one of the world's leading research and teaching institutions.  Art’s Way also expects to procure an installation contract, which could yield additional revenue of approximately $2 million. The anticipated value of the combined contracts would be approximately $9 million over the term of the contracts.

Dan Palmer, President of Art’s Way Scientific said, “We are very pleased…to have the opportunity to produce and complete this critical project”.

Mr. Palmer continued, “Over the last year we have, along with a team of design professionals developed various ideas and concepts for this facility. We signed a design agreement several months ago and the design is complete.  This allowed us to prepare for a quick start on fabrication and site work upon approvals.  Fabrication on the first of the 24 modular sections started recently.  Fabrication and delivery is being coordinated to coincide with completion of the foundation work during the spring and summer months.  The team is targeting occupancy of the building by the end of 2012.”

J. Ward McConnell, Jr., Executive Chairman of the Board, said, “We are excited to be working on this significant project.  I want to thank our hardworking, dedicated employees who have worked tirelessly to bring this contract to fruition. Art’s Way Scientific’s modular laboratories will allow faculty, students and staff to carry out critical research procedures in the buildings.  Our labs will help train students with diverse backgrounds for careers in the biological and biomedical sciences.”

About Art’s Way Scientific, Inc. –Buildings For Science -
Art’s Way Scientific, Inc. is a wholly owned subsidiary of Art’s Way Manufacturing, Inc. It is the recognized leading supplier of modular laboratories for biocontainment, animal husbandry science, public health and security requirements. Art's Way Scientific custom designs, manufactures, delivers, and installs laboratories and research facilities to meet customers’ critical requirements. For more information, visit our website at www.buildingsforscience.com.

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment and top and bottom drive augers. After market service parts are also an important part of the Company's business. We have two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels and Art's Way Scientific, Inc. manufactures modular animal housing buildings and modular laboratories.

For More Information, Contact: Jim Drewitz, Investor Relations 830-669-2466 jim@jdcreativeoptions.com www.jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

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